UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________

FORM S-8

REGISTRATION STATEMENT
FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: August 3, 2005
___________________________________

COM-GUARD.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	33-0879853
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2005 STOCK INCENTIVE PLAN
(Full Title of Plan)
________________________________________________

2075 Corte del Norte, Suite R
San Diego, California 92009
(Address of principal executive offices)
________________________________________________

Laughlin Associates, Inc.
2533 N. Carson Street, Carson City, Nevada 89706
(Name and Address of Agent for Service)

(800) 648-0966
(Telephone number, including area code of agent for service)

with a copy to:
Mark L. Baum
The Baum Law Firm, Inc.
a professional corporation
580 2nd Street, Suite 102
Encinitas, California 92024
(760) 230-2300 x205

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
Common Stock ($.001 par value)	13,000,000	$.05	$650,000	$ 82.35

(1)

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.  The calculation of the registration fee is based upon a per share price of $0.05 (rounded to the nearest penny) as of a specified date within 5 business days prior to the date of filing the registration statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Information required by Part I will be sent or given to employees or consultants as specified by Rule 428(b)(1)(§230.428(b)(1)). Pursuant to Rule 424 (§230.424), these documents need not be filed with the Commission. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information

Any and all documents incorporated by reference herein, shall be made available to employees and consultants and other participants in the Plan, without charge, by contacting, in writing, the Registrant's counsel, Mark L. Baum of The Baum Law Firm, at 580 2nd Street, Suite 102, Encinitas, California 92024.

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8. Such information is hereby incorporated herein by reference.

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates it's:

(a)
The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company’s annual report or prospectus referred to in (b) above.

(c)
The descriptions of the Common Stock of the Company and the Rights to Purchase Common Stock contained in the Company’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating the descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

Item 4. Description of Securities

Securities are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

From time to time and when legally permissible, the Registrant compensates it's legal counsel Mark L. Baum of The Baum Law Firm with shares registered under it's Plan.

Item 6. Indemnification of Directors and Officers

Nevada Revised Statutes 78.751 and 78.752 (the Statutes) provide that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the Statutes.

Our Bylaws contain an indemnification provision that limits the officers and directors' personal liability to us or any of our stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. A person specifically covered by the indemnification provision in our Bylaws shall still be liable to the extent provided by applicable law for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law. We anticipate that we will enter into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify each such director and executive officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such director and officer in connection with any criminal or civil action brought or threatened against such director or officer by reason of such person being or having been an officer or director of ours. In order to be entitled to indemnification by us, such person must have acted honestly, in good faith, and in a manner such officer or director believed to be in our best interests. With respect to criminal actions, our officers and directors are entitled to indemnification if they had no reasonable grounds to believe their conduct was unlawful. We shall also indemnify our officers and directors in such other circumstances as permitted or required under Nevada law. IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number	Description
4.1	2005 Stock Incentive Plan
5.1	Opinion of Mark L. Baum, Esq. regarding legality of the securities registered hereunder
23.1	Consent Of Weinberg & Company, PA, Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included as part of Exhibit 5.1)

Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining a liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Carlsbad, California, USA, on August 3, 2005.

Com-Guard.com, Inc.

By: /s/ Dr. Edward Savarese
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.